Exhibit 99.1

HANSEN MEDICAL REPORTS 2009 FIRST QUARTER RESULTS

10 Sensei® Robotic Catheter Systems Sold During Quarter

MOUNTAIN VIEW, Calif., May 5, 2009 – Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported its business highlights and financial results for the first quarter ended March 31, 2009.

Recent Business Highlights

•

System Sales: During the first quarter, the company recognized revenue on 10 Sensei Robotic Systems. Through March 31, 2009, the company has recognized revenue on a total of 65 systems (which the company refers to as its installed base), including 43 in the United States and 22 in international markets.

•	Catheter Sales: The company shipped approximately 600 Artisan® Control Catheters in the first quarter, a record for a single quarter.

•

Equity Financing: In April 2009, the company completed a successful public offering of common stock, selling approximately 11.7 million shares with net proceeds to the company of approximately $35.1 million.

•

Luna Litigation: Also in April 2009, a jury awarded the company approximately $36.3 million in damages, finding in favor of the company on its breach of contract, breach of the covenant of good faith and fair dealing, and misappropriation of trade secrets claims against Luna Innovations Incorporated. The jury verdict and recovery of damages remain subject to post-trial motions and appeals, as well as collection risks.

•

Clinical Findings: Clinical study results published in Pacing and Clinical Electrophysiology demonstrate reduced procedure time, radiation exposure and RF energy and improved efficacy when comparing procedures performed with Sensei systems with manual procedures for ablation of paroxysmal atrial fibrillation.

•

Advanced Cardiac Therapeutics Relationship: The company recently announced an equity investment in privately-held Advanced Cardiac Therapeutics, Inc. and secured the exclusive rights to certain intellectual property for robotic applications.

“Sensei system sales are off to a good start in 2009 and I continue to be pleased with the rate of adoption of our technology,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “While our pipeline of potential customers remains solid, the sluggish global economy has extended the length of the average sales cycle for Sensei systems and resulted in some price elasticity of demand. However, based on the enthusiasm expressed for our technology by a growing group of clinicians and what we believe is a superior value proposition versus the competition, I remain confident in our ability to expand our business in 2009,” said Dr. Moll.

2009 First Quarter Financial Results

Total revenue for the three months ended March 31, 2009 was $7.1 million, a 14% increase compared to revenue of $6.2 million in the same period in 2008. The company recognized revenue on 10 Sensei Robotic Systems, including seven systems configured with the CoHesion® module, as well as on shipments of approximately 600 Artisan control catheters.

Cost of goods sold for the three months ended March 31, 2009 was $5.2 million and included non-cash stock compensation expense of $223,000. Gross profit for the quarter was $1.9 million, yielding a gross margin of 26.4%. This compares to gross profit of $1.3 million and gross margin of 20.9% for the same period in 2008, which included non-cash stock compensation expense of $161,000. The company expects that cost of goods sold for 2009, both as a percentage of revenue and on a dollar basis, will continue to vary from quarter to quarter as manufacturing levels fluctuate and as revenues fluctuate due to changes in system and catheter sales volumes, product mix and average sales prices per system and per catheter.

Research and development expenses for the three months ended March 31, 2009, including non-cash stock compensation expense of $620,000, were $5.7 million, compared to $5.2 million for the same period in 2008, which included non-cash stock compensation expense of $570,000. The increase in research and development expenses was primarily due to increased outside services, materials and overhead expenses, partially offset by decreases in employee-related expenses due primarily to lower average headcount and a one week furlough. In 2009, the company expects research and development expenses to decline modestly from levels in 2008 as it carefully manages expenses related to development efforts for the EP market and other applications and realizes savings from the company’s recently completed reduction in force and the one week per quarter furlough.

Selling, general and administrative expenses for the three months ended March 31, 2009, including non-cash stock compensation expense of $1.8 million, were $10.1 million, compared to $8.1 million for the same period in 2008, which included non-cash stock compensation expense of $1.3 million. The increase in selling, general and administrative expenses was primarily due to increased litigation costs, executive severance costs and commissions, partially offset by decreased employee-related expenses related to lower average headcount and one week furlough. In 2009, the company expects selling, general and administrative expenses to decline slightly from 2008 levels as a result of careful expense management and savings realized from the recently completed reduction in force and a one week per quarter furlough.

Other expense, net, for the three months ended March 31, 2009 was $445,000, compared to other income, net, of $352,000 for the same period in 2008. The change was primarily due to higher interest expense due to the company’s borrowings under its equipment line of credit, in addition to lower interest income related to lower balances of average cash, cash equivalents and short-term investments.

Net loss for the three months ended March 31, 2009, including total non-cash stock compensation expense of $2.6 million, was $14.3 million, or $(0.57) per basic and diluted share, based on average basic and diluted shares outstanding of 25.3 million shares. Net loss for the first quarter of 2008, including non-cash stock compensation expense of $2.0 million, was $11.6 million, or $(0.53) per basic and diluted share, based on average basic and diluted shares outstanding of 21.8 million shares.

Cash, cash equivalents and short-term investments as of March 31, 2009 were $29.3 million, compared to $35.2 million as of December 31, 2008. The lower cash balance is primarily due to the company’s normal operating expenses. Subsequent to the end of the first quarter, in April 2009, the company successfully completed a secondary public offering of common stock, selling approximately 11.7 million shares with net proceeds to the company, after estimated expenses, of approximately $35.1 million.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2009 first quarter results and provide a business update today, May 5, 2009 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 888-549-7750 or 480-629-9866. An audio replay will be available approximately one hour after the completion of the conference call through May 12, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 4066278.

About Hansen Medical, Inc.

Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995.

Examples of such statements include statements about the company’s anticipated operational and financial results and expectations regarding new applications for the company’s products and technology. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully manage our manufacturing and operating expenses; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; the effect of credit, financial and general economic conditions on potential purchasers of our systems; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Annual Report on Form 10-K filed with the SEC on March 16, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Sensei”, “Artisan”, and “CoHesion” are trademarks of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.

# # #

Investor Contacts:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen
Financial Relations Board
213.486.6546
lglassen@mww.com

—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues	$7,123	$6,244
Cost of goods sold	5,240	4,937

Gross profit	1,883	1,307
Operating expenses
Research and development	5,651	5,214
Selling, general and administrative	10,111	8,077

Total operating expenses	15,762	13,291
Loss from operations	(13,879)	(11,984)
Other income (expense), net	(445)	352

Net loss	$(14,324)	$(11,632)

Basic and diluted net loss per share	$(0.57)	$(0.53)

Shares used to compute basic and diluted net loss per share	25,344	21,806

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Cash, cash equivalents and short-term investments	$29,255	$35,223
Accounts receivable	6,749	9,506
Inventories, net	5,733	6,674
Prepaids and other current assets	1,894	2,136
Property and equipment, net	17,310	18,195
Other assets	289	284

Total assets	$61,230	$72,018

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,574	$3,081
Deferred revenues	905	1,575
Debt	12,476	12,476
Other liabilities	7,974	7,181

Total liabilities	24,929	24,313

Stockholders’ equity	36,301	47,705

Total Liabilities and Stockholders’ Equity	$61,230	$72,018

# # #